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                                                              September 3, 1997



New Brunswick Scientific Co., Inc.
44 Talmadge Road
P.O. Box 4005
Edison, NJ 08818-4005

Gentlemen:

         We refer you to Amendment No. 1 to the Registration Statement on Form S-8, File No. 33-16024, (as so amended, the "Registration Statement") under the Securities Act of 1993, of New Brunswick Scientific Co., Inc. (the "Company") pertaining to the offer and sale by the Company of up to 231,000 shares of the Company's Common Stock, par value $.0625 per share (the "Shares") pursuant to options granted from time to time under the Company's Employee Stock Purchase Plan (the "Plan").

         We have acted as counsel to the Company in connection with the Registration Statement. In such capacity, we have examined the Registration Statement, copies of the Plan, the Company's Certificate of Incorporation and such other corporate records and documents as we have deemed necessary in order to express the opinion set forth below.

         Based upon the foregoing examination, it is our opinion that upon the issuance from time to time of certificates evidencing the Shares and delivery thereof in exchange for payment therefor in accordance with the Plan, such Shares shall be validly issued, fully paid and nonassessable.







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New Brunswick Scientific Co., Inc.
September 2, 1997
Page 2

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm in prospectus included in such Registration Statement under the heading "Validity of Common Stock."

                                        Very truly yours,

                                        NORRIS, MCLAUGHLIN & MARCUS, P.A.



                                        /s/ Norris, McLaughlin & Marcus